EXHIBIT 23.2



Board of Directors
IPI, Inc.:


         As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated January 22, 2000 in IPI, Inc.'s Annual Report on Form 10-K for the fiscal year ended November 30, 1999 and to all references to our firm included in this registration statement.


                             /s/ ARTHUR ANDERSEN LLP


Minneapolis, Minnesota
January 31, 2001